Exhibit 10.2

Employment Agreement

EMPLOYMENTEMPLOYMENT AGREEMENT

This EMPLOYMENTEMPLOYMENT AGREEMENT (“Agreement”) is executed this [__16th__] day of December 2022 (the “Effective Date”), by and between bowmo, Inc. (the “Company”) and Michael R. Neece (“ Employee”).

WHEREAS the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ Employee and Employee will serve as an Employee for the Company; and

WHEREAS, in connection with Employee’s employment by the Company, the Company, its agents and its affiliates will disclose to Employee certain confidential and proprietary information about the Company. As a condition to Employee’s employment and in order to protect the Company’s confidential and proprietary information, Employee agrees to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.             Term. Subject to the terms and conditions set forth in this Agreement, the Company shall employ Employee and Employee accepts employment with the Company, effective as of the date hereof. Employee agrees and acknowledges that such employment shall be governed under an Employment Agreement of four (4) years. This Agreement will automatically renew without notice unless one or more of the following events occurs: termination of the Agreement by consent of both parties, unilateral election by either party to terminate the Agreement, or termination of the Employee for Cause by the Company. Any renewal shall be upon the same terms and subject to the conditions contained in this Agreement unless the parties jointly agree to modify this Agreement. Employee further agrees and acknowledges that either party may terminate Employee’s employment at any time either before or after the end of the initial term. and for any legally permissible reason, for cause, or for no reason, provided, however, that should Employee terminate Employee’s employment hereunder, Employee shall provide the Company with four (4) weeks written notice of such termination, which the Company may waive in its sole discretion. The period beginning on the date of commencement of Employee’s employment under this Agreement and ending on the effective date of termination of Employee’s employment under this Agreement shall be referred to herein from time to time as the “Employment Period.”

2.             Termination: If the Company terminates the Employee without cause as defined by this Agreement, then the Employee’s monthly compensation will continue for twelve (12) months after the date of termination. If the Employee is terminated for cause, then he shall not be entitled to any additional pay and any unvested stock options granted under this Agreement shall be subject to the repurchase rights of the Company as discussed herein.

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3.             Position and Duties.

(a)       During the Employment Period, Employee shall serve as Chief Product Officer, (CPO) subject to direction from the Company’s CEO (the “Reporting Officer”). In this capacity, Employee shall have the duties, authorities, and responsibilities commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Reporting Officer shall designate from time to time that are not inconsistent with the Employee’s position. Employee shall report to the Reporting Officer, or such other member of senior management as may be determined by the Chief Executive officer of the Company.

(b)       Employee agrees, during the Employment Period, to devote Employee’s full business and professional time and energy to the Company; provided, however, that subject to the terms hereof, including, without limitation, Section 6, Employee may, with prior consent of the Company, which shall not be unreasonably withheld, devote reasonable periods of time to rendering services of a business, commercial or charitable nature on his own behalf or on behalf of any other person, firm, or corporation during the Employment Period, provided that Employee shall remain available to perform his duties and responsibilities within the standard work hours, attendance and general work practices policies of the Company. Employee agrees to carry out and abide by all lawful directions of the Reporting Officer that are consistent with Employee’s position.

(c)       Carve Outs:

a.	Michael R. Neece will provide to bowmo, Inc. a list of his outside business activities which will be expressly “carved out” from any provision restricting outside business activities upon vote and approval by a majority of the bowmo, Inc. Board of Directors. This is premised on the understanding that Michael R. Neece’s express representation that his outside business activities shall never interfere with his performance of his duties on behalf of bowmo, Inc.

     Michael R. Neece is not prohibited from personally owning and trading in stock, bonds, securities, real estate, commodities, or other investment properties, or making investments of any kind for Michael Neece’s own benefit, which do not create actual or potential conflicts of interest with bowmo, Inc. However, Michael R. Neece is prohibited from owning, operating, advising, or trading in any company that is a competitor to bowmo, Inc. or would otherwise interfere with the business of bowmo, Inc., as defined by a majority vote of the bowmo, Inc. Board of Directors. If Michael R. Neece already owns, operates, advises, or trades in such companies, then he shall immediately disclose all such interests to the bowmo, Inc. Board of Directors.

b.	Michael R. Neece shall at all times during this Agreement, be subject to and bound by the bowmo, Inc. Insider Trading Policy, as defined and approved by a majority vote of the bowmo, Inc. Board of Directors.

4.             Compensation, Benefits and Expenses. For all services rendered by Employee in any capacity during the Employment Period, Employee shall be compensated as follows, it being understood that all payments to Employee pursuant to this Agreement shall be subject to applicable withholding and deduction requirements and the Company may withhold from payments of Employee’s compensation (a) all federal, state, local, foreign and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other deductions made with respect to Company generally, and (c) any advances made to Employee and owed to the Company:

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(a)       Base Salary. During the Employment Period, the Company shall pay Employee a base salary at the annual rate of $150,000. Any base salary payable hereunder shall be paid in arrears in regular intervals in accordance with the Company’s then-current payroll practices, but no less frequently than twice each month. Michael R. Neece shall be eligible for a performance-based bonus as determined by milestones to be set by the bowmo, Inc. management from time to time.

(b)       Incentive Compensation. During the Employment Period, Employee shall be entitled to participate in such bonus or other incentive compensation plans (a “Bonus Plan”) as may be established by the Company and in effect from time to time during the Employment Period, if any, subject to the eligibility requirements and other terms and conditions that may be set forth in any such Bonus Plan, as such Bonus Plan may be implemented by the Company in its sole and absolute discretion from time to time. First year incentive compensation shall not be less than $50,000 as the Company and Employee have previously agreed.

(c)       Health Insurance. During the Employment Period, Employee shall be eligible to participate in the Company’s health insurance program and other Company benefit programs, if any, that are provided by the Company at Employee’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

(d)       Vacation. Employee will be entitled to paid vacation in accordance with the Company’s policies, in effect from time to time.

(e)       Expenses. During the Employment Period, the Company shall reimburse Employee for reasonable expenses incurred by Employee in the performance of Employee’s duties hereunder pursuant to the Company’s expense reimbursement policy, as in effect from time to time, provided that Employee has (i) properly accounted therefor and provided documentation which the Company deems reasonable with respect to such expenses and (ii) has received prior approval by the Reporting Officer, or by such other person as may be appointed for such purpose by the Reporting Officer, for any expense individually in excess of $100.

(f)       Other Benefits. During the Employment Period and subject to the eligibility requirements and other terms and conditions thereof as may be in place from time to time, Employee shall be entitled to participate in all compensation and benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried Employees of the Company are eligible under any plan or program now or hereafter established and maintained for the Employees of the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding the foregoing, the Company may amend, modify, or rescind any or all such benefit plans or programs and/or alter contribution amounts to benefit costs at any time and from time to time without notice and in its discretion; provided, that such amendment, termination, or alteration is also applicable generally to the senior executives of the Company.

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5.              Confidentiality.

(a)       Employee understands that during the Employment Period or in connection with Employee’s prior service as an Employee to the Company, if applicable, Employee has been and/or will be given unpublished and otherwise confidential information, both of a technical and non-technical nature, relating to the actual or anticipated business, technology (or the implementation or exploitation thereof), research or development, operations, financial condition, assets, liabilities and prospects of the Company and its affiliates, including, without limitation, information Employee and others have collected, obtained or created, information pertaining to clients, customers, accounts, vendors, prices, costs, materials, processes, object or source codes, technology and trade secrets, and information disclosed to the Company by others under agreements to hold such information confidential (collectively, “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use any Confidential Information, either during the Employment Period or at any time thereafter, unless authorized in advance to do so by the Company in writing, except that Employee may disclose and use such information, when necessary, in the performance of Employee’s duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not Employee’s employment is terminated, until the Confidential Information becomes generally available from public sources through no fault of Employee.

(b)       Notwithstanding the foregoing, in the event that Employee is requested or required in legal, judicial or regulatory proceedings (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or by law, regulation, governmental agency or similar authority or stock exchange rule or regulation, to disclose Confidential Information, it is agreed that Employee will, to the extent legally permissible and reasonably practicable, provide the Company with prompt notice of such request(s) or requirement(s), so that the Company may seek, at its sole expense, a protective order or other appropriate remedy, or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, and Employee, based on the advice of Employee’s counsel, is legally required to disclose Confidential Information, or if the Company waives compliance with this Agreement, Employee shall be permitted to furnish without liability hereunder only that portion of the Confidential Information which Employee is advised by counsel is legally required.

(c)       During the Employment Period, upon the request of the Company, or upon the termination of Employee’s employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, and any other material of the Company, including all materials pertaining to or containing Confidential Information, developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Employee’s possession, custody or control and which shall be and remain the sole property of the Company. Employee will not keep any such documents, materials or information, or any copies, compilations, or analyses thereof, in Employee’s possession, recreate them or deliver them to anyone else. Employee further agrees that all Company owned property, whether situated on the premises or outside of its premises, including smartphones, tablets, blackberries, PDA’s, thumb drives, laptop computers, printers, disks, and other storage media, filing cabinets or other work areas and any email transmitted from any Company or other system relating to the Company, is subject to inspection by Company personnel at any time with or without notice.

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(d)       Employee understands and acknowledges that because of the Employee 's experience and relationship of trust with the Company, he, she, or it has had access to and learned about much or all of the Company’s trade secrets and/or Confidential Information. Employee agrees and covenants that Employee will not use the Company's trade secrets and/or Confidential Information to solicit the customers of the Company directly or indirectly, or to interrupt, disturb or interfere with the relationships of Company with its customers.

(e)       During the Employment Period and for a period of twelve (12) months following the termination thereof for any reason, to run consecutively, beginning on the last day of the Employment Period, Employee agrees and covenants not to disrupt or interfere with the business of the Company by, or use the Company's trade secret information Confidential Information for the purpose of, directly or indirectly (i) soliciting, recruiting, attempting to recruit, or raiding the employees of the Company or otherwise inducing the termination of employment of any employee of the Company or (ii) soliciting or accepting business from, or persuading in any manner to cease doing business with the Company or reduce its level of business with the Company, any customer, supplier, vendor, contractor, business partner, licensee, licensor, agent or investor or supplier who was doing business with the Company at any time within the twelve (12) month period immediately preceding the termination of the Employment Period or who was actively engaged in discussions in contemplation of any such business relationship during such period.

6.              Assignment of Intellectual Property.

(a)       Subject to the exceptions as set forth in Schedule 1 as attached to this Agreement, Employee hereby assigns and agrees to assign in the future (when first reduced to practice or fixed in a tangible medium, as applicable) to the Company, and agrees and acknowledges that the Company owns and shall own in perpetuity, free of any and all claims by Employee or any person, corporation or other entity deriving any rights from Employee, any and all of Employee’s right, title and interest in and to any and all trade secrets, inventions, methods, compositions, concepts, patents, pending patents, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, derivative works, designs and techniques, whether or not patentable or registrable under copyright or patent laws or similar statutes or constituting trade secrets, conceived, made, reduced to practice or learned by Employee, alone or with others, at any time during the Employment Period or during the period, if applicable, when Employee served as an Employee to the Company or provided any other services to the Company (hereinafter collectively referred to as “Creations”). Employee further agrees and acknowledges that all Creations shall be deemed to be works “made-for-hire,” as defined in the United States Copyright Act and any similar provisions of other copyright laws throughout the world. Employee will promptly disclose to the Company any Creations conceived, made, reduced to practice, or learned by Employee, alone or with others, at any time during the Employment Period. Employee’s obligation hereunder to assign Creations to the Company shall not apply to any Creation that is developed entirely on Employee’s own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information, unless such Creation (i) relates in any way to the business or research and development of the Company, or (ii) results or is derived in any way from Employee’s work as an employee of or Employee to the Company.

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(b)       Employee hereby assigns and agrees to assign to the Company all moral or other rights Employee has or may acquire in any Creations and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. In any jurisdiction in which moral rights cannot be assigned, Employee hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Employee may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit, or other legal proceeding against the Company or any of its affiliates claiming that Employee’s moral rights have been violated.

(c)       Employee will not assert any rights to any invention, discovery, idea, or improvement relating to the business or research and development of the Company or to Employee’s work as an employee of or Employee to the Company as having been made or acquired by Employee prior to Employee’s work for or service as an Employee to the Company. During the Employment Period or, if applicable, service as an Employee to the Company, if Employee incorporates or incorporated into a product or process of the Company any prior existing intellectual property owned by the Employee, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit such invention, discovery, idea or improvement as part of or in connection with any product, process or machine.

(d)       Employee agrees to cooperate fully with the Company, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to any Creations. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as Employee’s agent and attorney-in-fact and Employee hereby irrevocably designates and appoints each officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph. Employee’s obligations hereunder shall continue indefinitely beyond the termination of Employee’s employment with the Company.

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7.              Third-Party Information. During the Employment Period, Employee will not improperly use or disclose any proprietary and/or confidential information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by such former employer or person.

8.              Non-Competition; Non-Solicitation.

(a)       During the Employment Period and for a period that is twelve months following the termination of the Employment Period, Employee will not, directly or indirectly, without the prior written consent of the Company, engage in activities or businesses (including without limitation by owning any interest in, investing in, loaning to, managing, controlling, participating in, Employment with, advising, rendering services for, or in any manner engaging in owning, operating or managing any business) anywhere in the United States that competes with the business of the Company and its affiliates or with any business or service proposed to be provided by the Company at any time within the twelve (12) month period immediately preceding the termination of the Employment Period.

9.              Enforcement of Restrictive Covenants. Without limiting the remedies available to the Company, Employee acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously and irreparably damaged by the breach of any of the covenants contained herein, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the necessity of posting a bond or other security, to obtain a temporary restraining order and/or a preliminary injunction restraining Employee from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein. In addition, Employee expressly acknowledges and agrees that each and every restraint imposed by this letter agreement is reasonable with respect to subject matter, time period and geographical area. If a final and non-appealable judicial determination is made that any of the restrictions in this Agreement constitute an unreasonable or otherwise unenforceable restriction, the restrictions will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Notwithstanding the fact that any post-employment restriction is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of such restriction. The invalidity or unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision hereof.

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10.              Conflicts of Interest. Employee is unaware of any covenants, promises, restraints, or other commitments, which may interfere with his duties for the Company or create a conflict of interest. Employee hereby agrees that he is not and shall not become involved in a conflict of interest, or upon discovery thereto, allow such a conflict to continue at any time during the Employment Period. Moreover, Employee agrees that he or she shall immediately disclose to the Board any facts that might involve a conflict of interest that has not been approved by the Board.

11.              Governing Law; Choice of Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to conflict of laws provisions thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Federal or state courts of the Federal or state courts of Wyoming for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

12.              Entire Agreement. This Agreement embodies all of the representations, warranties, and agreements between the parties relating to the subject matter hereof, and this Agreement shall supersede all agreements, written or oral, relating thereto.

13.              Modifications and Amendments. This Agreement may be modified or amended only by an instrument in writing executed by both the Company and the Employee.

14.              Assignment. This Agreement is a personal contract and Employee may not sell, transfer, assign, pledge or hypothecate Employee’s rights, interests, and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Employee and Employee’s personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged, or which acquires all or substantially all of the assets of the Company.

15.             Survival. Sections 4 through 8 of this Agreement, inclusive, shall survive any termination hereof and any termination of Employee’s employment with the Company.

16.             Severability. If it is ever held that any provision hereunder or any portion thereof is too broad to permit enforcement of such provision or any portion of such provision to its fullest extent, such provision or portion thereof shall be enforced to the maximum extent permitted by law. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

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17.              Counsel. Employee acknowledges that he has been given the opportunity to engage counsel of his own choosing to assist him in reviewing this Agreement and all other matters relating to his employment.

18.             Waiver. The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

19.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date fist written above.

Michael R. Neece

/s/ Michael R.Neece

BOWMO, INC.

By:	/s/ Eddie Aizman
	Name:	Eddie Aizman
	Title:	CEO

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SCHEDULE 1 TO EMPLOYMENT AGREEMENT FOR MICHAEL R. NEECE

Michael R. Neece’s Involvement In Other Companies Which is Expressly Carved Out
From This Agreement

Notwithstanding the provisions of this Agreement, Michael R. Neece is involved in the following organizations, all of which are expressly carved out from any related provisions of this Agreement:

•	Investor and Advisor to Moxie Apparel Inc. (dba MoxieScrubs.com)

•	Member of the Board of Directors for the 26.2 Foundation (26-2.org), a registered 501(c)3 non-profit.

Schedule 1

EXHIBIT C:

DEFINITION OF THE PHASE “TERMINATION FOR CAUSE”

“Cause” means: (a) conviction of, or plea of nobo contendere to, a felony or crime involving dishonesty, breach of trust, or physical harm to any person, (b) fraud on or misappropriation of any funds or property of the Company, or any affiliate, customer or vendor of the Company, (c) intentional damage to any property of the Company, (d) refusal to comply with the instructions of the Company’s management and/or Board of Directors, (e) breach of fiduciary duty which involves personal profit; or (f) failure to comply with any material policies of the Company that have been approved by the Board of Directors.

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